Exhibit 5
                        SIDLEY AUSTIN BROWN & WOOD LLP

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WRITER'S DIRECT NUMBER                            WRITER'S E-MAIL ADDRESS


                                                              June 17, 2002


Reckson Operating Partnership, L.P.
c/o Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747

Ladies and Gentlemen:

         This opinion is furnished in connection with the Registration Statement on Form S-3 (File No. 333-67129) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of Debt Securities of Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), in an aggregate initial public offering price not to exceed $500,000,000 (the "Debt Securities"). The Registration Statement was declared effective by the Commission on March 11, 1999. On June 11, 2002, the Operating Partnership entered into an underwriting agreement and related terms agreement with regard to a public offering of $50,000,000 aggregate principal amount of its 6.00% senior unsecured notes due 2004 (the "Notes"), on terms set forth in a Prospectus Supplement dated June 11, 2002 to the Prospectus dated June 11, 2002 (together, the "Prospectus"). The Notes will be issued pursuant to an indenture dated March 26, 1999 among the Operating Partnership, as issuer, Reckson Associates Realty Corp. (the "Company"), as guarantor, if applicable, and The Bank of New York, as trustee (the "Indenture").

         In connection with rendering this opinion, we have examined the Certificate of Limited Partnership and the Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership and the Articles of Incorporation and the Bylaws, as amended, of the Company; records of corporate proceedings of the Company; the Registration Statement; the Indenture; the form of Notes; the Prospectus; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary partnership action of the Operating Partnership, and when the Notes have been duly executed, authenticated and delivered against consideration therefor as contemplated in the Prospectus, the Notes will constitute valid and legally binding obligations of the Operating Partnership and registered holders of the Notes will be entitled to the benefits of the Indenture;

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provided, however, that the foregoing opinion is subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, the Revised Uniform Limited Partnership Act of the State of Delaware and the laws of the State of New York.

         We hereby consent to the filing with the Commission of this opinion in a Current Report on Form 8-K.

                                       Very truly yours,

                                       /s/ Sidley Austin Brown & Wood LLP